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                                                                     Exhibit 2.3
                                                                 Schedule 1.1(a)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

          AGREEMENT, dated July 26, 2002, between AEROVOX INCORPORATED, a Delaware corporation (the "Seller"), and PARALLAX POWER COMPONENTS, LLC, a Delaware limited liability company (the "Buyer"). Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Agreement (as defined below).

          WHEREAS, Seller and Buyer have entered into the Amended and Restated Asset Purchase Agreement, dated as of April 18, 2002 (the "Agreement"), pursuant to which the Seller has agreed to sell, and the Buyer has agreed to purchase, the Acquired Assets; and

          WHEREAS, the Agreement provides, among other matters, for Seller to assign to Buyer all of Seller's rights under the Assumed Contracts;

          NOW, THEREFORE, in consideration of the recitals, the agreements and obligations contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the date hereof, as follows:

          1. Assignment by Seller. Seller hereby assigns to Buyer all of the Seller's right, title and interest in, to and under the Assumed Contracts (as defined in Section 2.3 of the Agreement) set forth in Schedule A annexed hereto and made a part hereof.

          2. Assumption by Buyer. Buyer hereby assumes and agrees to pay, perform and discharge all obligations for future performance solely from and after the Closing Date under the Assumed Contracts. Notwithstanding anything to the contrary contained herein, or in any other agreement or instrument , Buyer shall not assume or be responsible for any cure amounts of any kind or nature whatsoever in respect of any Assumed Contract for any period prior to the Closing Date. Buyer does not assume, and shall not be liable for, any of the Excluded Liabilities (as defined in Section 2.4 of the Agreement).

          3. Agreement. This Agreement shall not be deemed to supersede any of the provisions of the Agreement.

          4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          5. Further Actions. The parties agree, on behalf of themselves and their respective successors and assigns, to execute and deliver, or cause to be executed and delivered,

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and to do or make or cause to be done or made all further instruments, supplemental, confirmatory or otherwise, as may be required by the other in order to effectuate the foregoing.

          6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws (other than conflicts of law rules) of the Commonwealth of Massachusetts.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            AEROVOX INCORPORATED


                                            By: /s/ ROBERT D. ELLIOTT
                                               ----------------------



                                            PARALLAX POWER COMPONENTS, LLC


                                            By: /s/ NATHAN J. MAZUREK
                                               ----------------------